                                  EXHIBIT 99(A)

                    Union Planters Corporation Press Release
             dated April 16, 1998, announcing operating results for
                      the three months ended March 31, 1998

APRIL 16, 1998


                 UNION PLANTERS CORPORATION REPORTS RECORD FIRST

                        QUARTER EARNINGS OF $74.6 MILLION


         Memphis, Tennessee -- Union Planters Corporation reported today record first quarter 1998 net earnings of $74.6 million compared to $66.4 million for the same period in 1997. Diluted earnings per common share for the first quarter were $.86 per share compared to $.79 per share for the same period a year ago. The first quarter earnings represent a return on average assets of 1.68% and a return on average common equity of 17.50% which compares to 1.49% and 17.16%, respectively, for the same quarter in 1997.

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer, said, "We are pleased with our first quarter performance. We had a good increase in noninterest income while maintaining control over operating expenses and holding the net interest margin steady. We are working to fully integrate the acquisitions completed in the past four months and to achieve the savings made possible by our recent charter consolidation."

         Net interest income for the quarter was $190.7 million, approximately the same as last year. Average earning assets remained almost level and the net interest margin was 4.80% in both periods. Average loans, excluding FHA/VA government-insured/guaranteed loans, for the quarter were $11.8 billion, an increase of 6.4%.

         The provision for losses on loans for the quarter was $17.9 million compared to $22.0 million for the first quarter of 1997. Net charge-offs for the first quarter were $22.9 million, an increase of $4.7 million from the first quarter of 1997. The consumer portfolio,



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primarily credit cards, accounted for over one-half of the net charge-offs for the quarter.

         At March 31, 1998, the allowance for losses on loans was $223.8 million, or 1.95% of loans and 240% of nonperforming loans. Nonperforming assets at quarter end were $115.8 million, or 1.01% of loans and foreclosed properties. This compares to $124.9 million, or 1.14% of loans and foreclosed properties at March 31, 1997.

         Noninterest income increased 15% for the first quarter to $95.7 million compared to $83.0 million a year ago. The increase includes investment securities gains of $5.0 million and gains on sale of mortgages of $2.1 million. The gains resulted from the sale of adjustable-rate mortgage-backed securities and mortgage loans which were sold at premiums. Other categories showing increases included factoring commissions, brokerage income, and mortgage banking income.

         Noninterest expenses for the quarter were $153.6 million, an increase of 3% from $148.6 million for the first quarter of 1997. The increase relates primarily to various small acquisitions in 1997 and Sho-Me Financial Corporation which was acquired effective January 1, 1998.

         Union Planters Corporation ended the quarter with total assets of $18.4 billion, total loans of $12.7 billion, and total deposits of $13.6 billion. Shareholders' equity at March 31, 1998 was $1.8 billion and the shareholders' equity to total assets and leverage ratios were 9.83% and 10.72%, respectively.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 676 ATM locations and 518 banking offices in Tennessee, Mississippi, Florida, Missouri, Arkansas, Louisiana, Alabama, and Kentucky. Union Planters is one of the 50 largest bank holding companies in the United States. The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol UPC.



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         Union Planters Corporation is currently a party to definitive agreements to acquire eleven financial institutions, the largest two of which are Magna Group Inc., in St. Louis, Missouri, which has total assets of approximately $7.5 billion and Peoples First Corporation, in Paducah, Kentucky, which has total assets of approximately $1.5 billion, and to purchase certain branch locations and assume $1.5 billion of deposit liabilities of California Federal Bank in Florida. These transactions, in the aggregate, will increase Union Planters' total assets approximately $12.6 billion, to approximately $31 billion.

                                      -o0o-

FOR ADDITIONAL INFORMATION:

         FINANCIAL CONTACT
         JACK W. PARKER
         EXECUTIVE VICE PRESIDENT AND
         CHIEF FINANCIAL OFFICER
         (901) 580-6781

         MEDIA CONTACT
         BILL ANDREWS
         SENIOR VICE PRESIDENT
         (901) 580-2892


                     [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]
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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                      1998           1997
--------------------------------------------------------------------------------------------
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                       $   190,707    $   190,590
     Taxable-equivalent basis                                         194,902        194,784
   Provision for losses on loans                                       17,909         22,004
   Noninterest income
     Investment securities gains                                        5,215            173
     Other                                                             90,503         82,811
   Noninterest expense                                                153,624        148,646
   Earnings before income taxes                                       114,892        102,924
   Applicable income taxes                                             40,320         36,479
   NET EARNINGS                                                        74,572         66,445

   NET EARNINGS APPLICABLE TO COMMON SHARES                            73,937         64,949

--------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net earnings
           - basic                                                $       .89    $       .82
           - diluted                                                      .86            .79
   Cash dividends                                                         .50            .32
   Book value                                                           21.13          20.00

--------------------------------------------------------------------------------------------
BALANCES AT END OF PERIOD
   Loans, excluding FHA/VA government-insured/guaranteed loans    $11,498,890    $10,968,173
   Allowance for losses on loans                                      223,837        192,943
   Nonperforming assets
      Nonaccrual loans                                                 91,278         82,120
      Restructured loans                                                1,862         10,998
      Foreclosed properties                                            22,667         31,769
   Loans 90 days past due                                              27,119         19,841
   FHA/VA government-insured/guaranteed loans                       1,228,769      1,592,665
      Nonaccrual                                                       13,606             --
      90 days past due                                                438,038        599,723
   Available for sale investment securities
      Amortized cost                                                3,237,613      3,426,554
      Fair value                                                    3,287,664      3,449,824
      Unrealized gain, net of taxes                                    30,508         14,226
   Total assets                                                    18,413,614     18,054,916
   Total deposits                                                  13,581,227     13,386,397
   Total shareholders' equity                                       1,809,442      1,663,363
   Total common equity                                              1,772,470      1,591,426
   Tier 1 capital                                                   1,921,998      1,806,149
--------------------------------------------------------------------------------------------


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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             THREE MONTHS ENDED
                                                                   MARCH 31,
                                                           1998               1997
-------------------------------------------------------------------------------------
AVERAGE BALANCES
   Loans, excluding FHA/VA government-insured/
      guaranteed loans                                 $11,783,070        $11,076,148
   FHA/VA government-insured/guaranteed loans            1,274,161          1,583,016
   Investment securities                                 2,995,467          3,354,166
   Earning assets                                       16,452,918         16,466,377
   Total assets                                         18,005,794         18,031,648
   Total deposits                                       13,482,786         13,366,389
   Interest-bearing liabilities                         13,530,198         13,806,465
   Demand deposits                                       2,196,359          2,105,584
   Shareholders' equity                                  1,760,458          1,615,979
   Common equity                                         1,713,706          1,534,779

-------------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
   Return on average assets                                   1.68%              1.49
   Return on average common equity                           17.50              17.16
   Allowance for losses on loans to loans (1)                 1.95               1.76
   Nonperforming loans to loans (1)                            .81                .85
   Nonperforming assets to loans and
       foreclosed properties (1)                              1.01               1.14
   Net charge-offs of loans                            $    22,863        $    18,179
   Net charge-offs as a percentage of
      average loans                                            .79%               .67%
   Common shares outstanding (end of
      period, in thousands)                                 83,865             79,562
   Weighted average shares outstanding
      (in thousands)
         Basic                                              83,379             78,904
         Diluted                                            86,974             84,465
   Yield on earning assets (taxable-equivalent
      basis)                                                  8.71%              8.75%
   Rate on interest-bearing liabilities                       4.75               4.72
   Interest rate spread (taxable-equivalent
       basis)                                                 3.96               4.03
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                  4.80               4.80
   Expense ratio                                              1.38               1.44
   Efficiency ratio                                          52.99              52.63
   Shareholders' equity to total assets                       9.83               9.21
   Leverage ratio                                            10.72              10.05

   (1) Excludes FHA/VA government-insured/guaranteed loans
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